EXHIBIT 99.2

SHARE TRANSFER AGREEMENT

This share transfer agreement (the “Agreement”) sets out the terms and conditions upon which Mr. WAI Hok Fung, will transfer certain Post reverse-split ordinary shares held by him to ____________ (the “Transferee”), being a Hong Kong Citizen with the Hong Kong ID number of ___________ with registered address at _____________ (together, the “Parties”).

WHEREAS, the Transferor is the registered proprietor of ______ Post reverse-split ordinary shares with the par value of US$1 each (the “Shares”) of IWeb Inc., a Nevada corporation (the “Company”).

WHEREAS, the Transferor is desirous of transferring the Shares to the Transferee on such terms as are set out throughout this Agreement.

WHEREAS, the Transferee for its part is desirous of acquiring the Shares on such terms as are set out in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. TRANSFER OF SHARES It is agreed that:

1.1 the Transferor transfers absolutely all title over the Shares to the Transferee in consideration of that amount set out in clause 2.

1.2 the transfer is absolute and includes all rights and obligations connected to the Shares including but not limited to all rights to dividends, capital and voting rights and for avoidance of doubt any dividends which are due but not yet paid will become due and be paid to the Transferee.

1.3 the transfer is effective on the execution of this Agreement and payment of the amount set out in clause 2.

2. TRANSFER PRICE It is agreed that the Shares shall be transferred for the price of US$________.

3. COST OF TRANSFER It is agreed that the cost of registering the transfer of the Shares (if any) will be borne by the Transferee.

4. WARRANTIES AND INDEMNITIES It is agreed that:

4.1 The Transferor warrants that it is the true owner of the Shares and is absolutely entitled to all of their benefit.

4.2 The Transferor warrants that it is not acting as a nominee or trustee and that no other rights exist in connection with the Shares.

4.3 Each Party hereby declares that they have all necessary powers and approvals to enter into this share transfer Agreement.

4.4 Each Party hereby declares that they are not aware of any matter within their control which might have any negative or adverse effect upon the performance of their obligations under this share transfer Agreement.

4.5 The rights, benefits, liabilities and responsibilities contained within the terms of this Agreement can be assigned by any Party with the prior written agreement of the other Party.

4.6 Any delay or failure to enforce the terms of this Agreement and any delay to act on a breach of its term by any party does not constitute a waiver of those rights.

4.7 Each Party hereby warrants that they will not do any action which might harm, hinder or negatively affect the duties of the other Party set out within this Agreement.

4.8 The Parties hereby irrevocably warrant that they accept the exclusive jurisdiction laws and courts of that jurisdiction set out in clause 8 below.

4.9 Except if it is clear from the wording of a clause and with regard to the whole of the Agreement that a specific clause is intended to mean otherwise than: any words which are in the singular only will be deemed to include the plural (and vice versa) and any words denoted in a specific gender will be deemed to include all genders and any terms which denote any form of person or people shall be deemed to include both legal persons (such as companies) as well as natural person (and vice versa).

4.10 The heading titles contained within in this share transfer Agreement are included as a drafting reference only and for ease of reference, they do not comprise part of the Agreement.

4.11 This Agreement may be executed in more than one language by consent between the Parties and if there arises some conflict between the various translation of this Agreement then the English version shall prevail.

4.12 In the event that any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority then this shall have the effect of invalidity and striking out only that clause (or any part of any clause) only and shall not invalidate this Agreement in its entirety.

4.13 This Agreement can be executed either in one original or in more than one counterpart.

4.14 This Agreement is binding on both Parties by virtue of the conduct of both parties and in spite of any defect or error in the formality of its execution.

4.15 The Transferor hereby irrevocably indemnifies and agrees to keep indemnified and hold harmless the Transferee against any and all losses howsoever caused arising from a breach of the warranties or other terms of this Agreement.

5. VARIATION This Agreement may be varied and any variation must be made in writing by both Parties.

6. NOTICES Notices served pursuant to any term of this Agreement must be served in writing and will be served only if it handed from one Party to another in person or if delivered to the address for service of the Party in question. Notices may only be served and delivered in English.

7. GOVERNING LAW, DISPUTES AND ARBITRATION It is agreed that:

8.1 This Agreement is made under the exclusive jurisdiction of the laws of Hong Kong.

8.2 Disputes under this Agreement are subject to the exclusive jurisdiction of the courts of Hong Kong.

8.3 Notwithstanding the terms of 8.2 both Parties agree that in the event of a dispute they will enter into arbitration before the International Chamber of Commerce before a single arbitrator whose decision shall be final.

8. EFFECTIVENESS OF THIS AGREEMENT. This Agreement shall become effective when it is executed by all parties and the date stated in the first sentence of this Agreement shall be the effective date.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this share transfer Agreement:

DATE: June 6, 2018

WAI Hok Fung (Transferor)

(Signature)

(Transferee)

(Signature)

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